UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2024

THE SINGING MACHINE COMPANY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-41405	95-3795478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

(Address of principal executive offices) (Zip Code)

(954) 596-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	MICS	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2024 (the “Closing Date”), The Singing Machine Company, Inc. (the “Company”) and Oxford Commercial Finance, a Michigan banking corporation, (referred to as “Oxford”) entered into a Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Note”) for a $2 million revolving line of credit (the “Line of Credit”). The Line of Credit is available for advances to the Company from and including the Closing Date to the Termination Date (as defined in the Loan Agreement). Availability under the Line of Credit is determined monthly by a borrowing base comprised of a percentage of eligible accounts receivable of the Company as set forth in the Loan Agreement.

In connection with the Line of Credit, the Company is required to: (a) Pay to Oxford on the Closing Date and on each anniversary date thereof, a loan fee in the amount of one percent (1%) of the Revolving Loan Cap (as defined in the Loan Agreement), which will be fully earned as of such date and not refundable in any event; (b) Pay Field Exam (as defined in the Loan Agreement) expenses to Oxford; (c) Maintain an average outstanding principal balance of the loan for each month in the amount of Five Hundred Seventy Thousand Dollars ($570,000.00) (“Minimum Loan Balance”). If the actual average outstanding principal balance of the loan in any month is less than the Minimum Loan Balance, the Company must pay interest for such month calculated on the Minimum Loan Balance; (d) Pay an early exit fee to Oxford, in the event the Company terminates the Loan Agreement and repays the obligations under the Note in full, as liquidated damages and not as a penalty, in an amount equal to: (i) if prior to the one year anniversary date of the Note, two percent (2.00%) of the Revolving Loan Cap (as defined in the Loan Agreement) plus any fees which are due or to become due under the Loan Agreement, and (ii) if on and after the one year anniversary date of the Note, but prior to the two year anniversary date of the Note, two percent (2.00%) of the Revolving Loan Cap plus any fees which are due or to become due under the Loan Agreement; and (e) Pay any and all third party expenses, including the reasonable fees and disbursements of Oxford’s counsel, in connection with the preparation, administration and enforcement of the Line of Credit agreements or the other loan documents.

The revolving credit facility bears interest of the Prime Rate (the interest reported daily in the Wall Street Journal) plus 2.5%, but in any event, not less than 10%.

Pursuant to the Security Agreement (the “Security Agreement”) entered into by and between the Company and Oxford on March 28, 2024, the obligations under the Loan Agreement are secured by all of the assets of the Company, presently owned or later acquired, and all cash and non-cash proceeds thereof (including, without limitation, insurance proceeds).

The Loan Agreement, the Note and the Security Agreement contain certain representations and warranties and various affirmative and negative covenants and events of default that the Company considers customary for facilities of this type, including, but not limited to, restrictions on the incurrence of indebtedness, additional liens, mergers, sales of assets, and acquisitions, in each case, subject to certain conditions, exceptions, and thresholds.

The foregoing descriptions of the Loan Agreement, the Note, and the Security Agreement in this Item 1.01 do not purport to be complete in scope and are qualified in their entirety by the full text of such agreements included as exhibits and incorporated by reference herein.

Item 8.01. Other Events

On April 3, 2024, the Company issued a press release announcing the closing of a $2 million senior credit facility with Oxford Commercial Finance, a subsidiary of Oxford Bank. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Loan Agreement dated March 28, 2024.
10.2*	Revolving Credit Note dated March 28, 2024.
10.3*	Security Agreement dated March 28, 2024.
99.1	Press Release
101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

* Schedules and similar attachments have been omitted pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2024

THE SINGING MACHINE COMPANY, INC.

By:	/s/ Gary Atkinson
Gary Atkinson
Chief Executive Officer